UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 7, 2010 (January 1, 2010)
iMEDIA INTERNATIONAL, INC.
(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-50159 (Commission File Number)	56-2428786 (IRS Employer Identification Number)
1721 21st Street
Santa Monica, California 90404
(Address of principal executive offices)
Registrant’s telephone number, including area code: (310) 453-4499
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

This Current Report on Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management, as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward-looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Effective on January 1, 2010, Mr. Jeffrey M. Johnson resigned as independent director on the board of directors of the Registrant.
Mr. Johnson served on the iMedia board from January 10, 2008 and has over 20 years of publishing experience as well as extensive experience in multi-media initiatives including print, broadcast and online. Since March 2007, he has been the Operating Partner for The Yucaipa Companies.
Also effective January 1, 2010, Mr. Anthony Fidaleo has resigned as director and CFO. Mr. Fidaleo has worked at the CFO position at iMedia since 2006, and was a director since 2007. Mr. Fidaleo will remain working with iMedia as a consultant and will assist in the transition to a new CFO. Mr. Daniel Price will be replacing Mr. Fidaleo on an interim basis. Mr. Price is the former controller of iMedia International and has worked at Adstar, a newspaper advertising software and services company, in a qualified capacity to oversee iMedia’s financial duties.
The resignation of Mr. Johnson and Mr. Fidaleo reduces the number of directors to three. iMedia’s plan to have a fully independent board of five directors is planned for first quarter of 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2010	iMEDIA INTERNATIONAL, INC.
	By:	Henry Williamson
Henry Williamson
Chairman and CEO